FIRST AMENDMENT TO

                               OPERATING AGREEMENT

                                       OF

                           RIGGS CAPITAL PARTNERS, LLC

                      a Delaware Limited Liability Company


                  THIS AMENDMENT, dated as of December 1, 2000, to the Operating Agreement, entered into effective as of the 30th day of November, 1999 (the "Original Agreement"), by and among Riggs National Corporation, RCP Investments, L.P, and J. Carter Beese, Jr. (the "Members"), being all of the members of RIGGS CAPITAL PARTNERS, LLC, a Delaware limited liability company (the Company");


                              W I T N E S S E T H:

                  WHEREAS, the Members wish to amend the Original Agreement in certain respects, as set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto do hereby amend the Original Agreement as follows:

                  1. Section 1.21 of the Original Agreement is amended to read in its entirety as follows:

                  1.21 "Distributable Amounts" means Net Cash Flow from investments made by the Company for which J. Carter Beese, Jr., or RCP Investments, L.P., has served as the Investment Advisor, or from any reinvestment of proceeds from such investments.

                  2. Section 1.24 of the Original Agreement is amended to read in its entirety as follows:

                  "Investment Advisor" shall mean RCP Investments, L.P., or such other person as may hereafter be designated as investment advisor to the Company.

                  3. Section 5.9 of the Original Agreement is amended to read in its entirety as follows:

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

                  5.9 Compensation. The Managing Member shall not be entitled to any fee or other compensation, other than reimbursement of expenses incurred by it on behalf of or for the benefit of the Company, in consideration for its service as Managing Member. The Company shall enter into an Investment and Management Agreement with the Investment Advisor, which will entitle the Investment Advisor to receive an annual management fee equal to Two Percent (2%) of $100,000,000, or Two Million Dollars ($2,000,000), out of which amount the Investment Advisor shall fund all expenses of operating and managing the Company, excluding origination expenses for raising funds from additional Members, but including, without limitation, any expenses for goods or services provided to or for the benefit of the Company or the Investment Advisor pursuant to an Operating and Services Agreement with Riggs Bank N.A.

                  4. Except as specifically provided herein, the Original Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, all of which shall constitute a single instrument. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

                  IN WITNESS WHEREOF, the undersigned have set their hands as of the day and year first above written.



RIGGS NATIONAL CORPORATION



By /s/ TIMOTHY C. COUGHLIN                  /s/ J. CARTER BEESE, JR.
   -----------------------                  ------------------------
       Timothy C. Coughlin, President           J. Carter Beese, Jr.





RCP Investments, L.P.



By /s/ J. CARTER BEESE, JR.
       --------------------
       J. Carter Beese, Jr., General Partner
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